Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated April 16, 2024
Pricing Supplement Dated April __, 2024 to the Product Prospectus Supplement ERN-ETF-1, the Prospectus Supplement and the Prospectus, each dated December 20, 2023
$ Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index, Due April 29, 2027 Royal Bank of Canada

Royal Bank of Canada is offering the Buffer Enhanced Return Notes (the “Notes”) linked to the lesser performing of one exchange traded fund and one equity index.
Reference Assets	Initial Levels*	Buffer Levels
iShares® MSCI EAFE ETF (“EFA”)		90.00% of its Initial Level
EURO STOXX 50® Index (“SX5E”)		90.00% of its Initial Level
*The Initial Level of each Reference Asset will be its closing price or closing level, as applicable, on the Trade Date.
•
The Notes provide a leveraged positive return equal to 210% of the Percentage Change of the Lesser Performing Reference Asset (each as defined below) if the value of the Lesser Performing Reference Asset increases from its Initial Level to its Final Level.

•
Investors will receive the principal amount of the Notes if the Final Level of the Lesser Performing Reference Asset is less than or equal to its Initial Level, but is greater than or equal to its Buffer Level.

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If the Final Level of the Lesser Performing Reference Asset is less than its Buffer Level of 90% of the Initial Level, investors will lose 1% of the principal amount of the Notes for each 1% that its Final Level has decreased by more than 10% from its Initial Level.

•	Any payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: April 30, 2024
Maturity Date: April 29, 2027
CUSIP: 78017FUL5
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this terms supplement, and “Risk Factors” beginning on page PS-6 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	0.50%	$
Proceeds to Royal Bank of Canada	99.50%	$
(1) We or one of our affiliates may pay varying selling concessions of up to $5.00 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $995 and $1,000 per $1,000 in principal amount. In addition, RBCCM or one of its affiliates may pay a referral fee to a broker-dealer that is not affiliated with us in an amount of up to 1.20% of the principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date is expected to be between $927 and $977 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:	This terms supplement relates to an offering of Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index (the “Notes”).
Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Trade Date (Pricing Date):	April 25, 2024
Issue Date:	April 30, 2024
Valuation Date:	April 26, 2027
Maturity Date:	April 29, 2027
Initial Level:	For each Reference Asset, its closing price (as to the EFA) or its closing level (as to the SX5E) on the Trade Date.
Final Level:	For each Reference Asset, its closing price (as to the EFA) or its closing level (as to the SX5E) on the Valuation Date.
Buffer Level:	For each Reference Asset, 90.00% of its Initial Level.
Buffer Percentage:	10%
Payment at Maturity:
We will pay you at maturity an amount based on the Final Level of the Lesser Performing Reference Asset:
If the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level (that is, its Percentage Change is positive), then the investor will receive, for each $1,000 in principal amount, an amount equal to:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset x Participation Rate)]
If the Final Level of the Lesser Performing Reference Asset is less than or equal to its Initial Level, but is greater than or equal to its Buffer Level (that is, its Percentage Change is between 0% and ‑10.00%), the investor will receive the principal amount.
If the Final Level of the Lesser Performing Reference Asset is less than its Buffer Level (that is, its Percentage Change is less than -10.00%), then the investor will receive, for each $1,000 in principal amount, an amount equal to:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset + Buffer Percentage)]
In this case, you may lose a substantial portion of the principal amount.

Percentage Change:	With respect to each Reference Asset:
Participation Rate:	210%
Lesser Performing Reference Asset:	The Reference Asset which has the lowest Percentage Change.
Market Disruption Events:
If a market disruption event occurs on the Valuation Date as to a Reference Asset, the determination of the Final Level of that Reference Asset will be postponed. However, the determination of the Final Level of any Reference Asset that is not affected by that market disruption event will not be postponed.

Calculation Agent:	RBCCM

P-2	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date.
The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section, the section below “Additional Terms Relating to the Index,” and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this terms supplement.

The Trade Date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

P-3	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058555/ef20016923_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-4	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table illustrates the hypothetical Payment at Maturity of the Notes for a hypothetical range of performance for the Lesser Performing Reference Asset, assuming the following terms:
Hypothetical Initial Level (for each Reference Asset):	1,000.00*
Hypothetical Buffer Level (for each Reference Asset):	900.00, which is 90.00% of the hypothetical Initial Level
Hypothetical Participation Rate:	210.00%
Principal Amount:	$1,000 per Note
* The hypothetical Initial Level of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual expected Initial Level of any Reference Asset. The actual Initial Levels for each Reference Asset will be set forth on the cover page of the final pricing supplement relating to the Notes. We make no representation or warranty as to which of the Reference Assets will be the Lesser Performing Reference Asset. It is possible that the Final Level of each Reference Asset will be less than its Buffer Level.
Hypothetical Percentage Changes of the Lesser Performing Reference Asset are shown in the first column on the left. The second column shows the Payment at Maturity for a range of Final Levels of the Lesser Performing Reference Asset on the Valuation Date. The third column shows the Payment at Maturity to be paid on the Notes per $1,000 in principal amount.

Hypothetical Percentage Change of the Lesser Performing Reference Asset	Payment at Maturity (as Percentage of Principal Amount)	Payment at Maturity (per $1,000 in Principal Amount)
50.00%	205.00%	$2,050.00
40.00%	184.00%	$1,840.00
30.00%	163.00%	$1,630.00
20.00%	142.00%	$1,420.00
10.00%	121.00%	$1,210.00
5.00%	110.50%	$1,105.00
0.00%	100.00%	$1,000.00
-5.00%	100.00%	$1,000.00
-10.00%	100.00%	$1,000.00
-10.01%	99.99%	$999.90
-20.00%	90.00%	$900.00
-30.00%	80.00%	$800.00
-40.00%	70.00%	$700.00
-50.00%	60.00%	$600.00
-60.00%	50.00%	$500.00
-70.00%	40.00%	$400.00
-80.00%	30.00%	$300.00
-90.00%	20.00%	$200.00
-100.00%	10.00%	$100.00

P-5	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Lesser Performing Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the value of any Reference Asset on any trading day prior to the Maturity Date. All examples assume a Buffer Level of 90% of the Initial Level for each Reference Asset, the Participation Rate of 210%, and that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1: The value of the Lesser Performing Reference Asset increases by 10% from the Initial Level of 1,000 to its Final Level of 1,100. Because the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level, the investor receives at maturity, a cash payment of $1,210 per Note, calculated as follows:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset x Participation Rate)]
= $1,000 + [$1,000 x (10% x 210%)] = $1,000 + $210 = $1,210
Example 2: The value of the Lesser Performing Reference Asset decreases by 5% from the Initial Level of 1,000 to its Final Level of 950. Because the Final Level of the Lesser Performing Reference Asset is greater than its Buffer Level, the investor receives at maturity, the principal amount despite the 5% decline in the value of the Lesser Performing Reference Asset.
Example 3: The value of the Lesser Performing Reference Asset decreases by 40% from the Initial Level of 1,000 to its Final Level of 600, which is less than its Buffer Level of 900. Because the Final Level of the Lesser Performing Reference Asset is less than its Buffer Level, we will pay only $700 for each $1,000 in the principal amount of the Notes, calculated as follows:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset + Buffer Percentage)]
= $1,000 + [$1,000 x (-40% + 10%)] = $1,000 - $300 = $700
* * *
The Payments at Maturity shown above are entirely hypothetical; they are based on values of the Reference Assets that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the securities held by or included in either Reference Asset.

P-6	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
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You May Lose a Substantial Portion of the Principal Amount at Maturity – Investors in the Notes could lose a substantial portion of their principal amount if there is a decline in the value of the Lesser Performing Reference Asset. You will lose 1% of the principal amount of your Notes for each 1% that the Final Level of the Lesser Performing Reference Asset is less than its Buffer Level.

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The Payment at Maturity Will Be Determined Solely by Reference to the Lesser Performing Reference Asset Even if the Other Reference Asset Performs Better – The Payment at Maturity will be determined solely by reference to the performance of the Lesser Performing Reference Asset. Even if the Final Level of the other Reference Asset has increased compared to its Initial Level, or has experienced a decrease that is less than that of the Lesser Performing Reference Asset, your return will only be determined by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Asset. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each of the Reference Assets would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Asset. Instead, your return will depend solely on the Final Level of the Lesser Performing Reference Asset.

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The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – You will not receive any interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, the return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

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Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are our senior unsecured debt securities. As a result, your receipt of the Payment at Maturity is dependent upon our ability to repay our obligations at that time. This will be the case even if the values of the Reference Assets increase after the Trade Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

Risks Relating to the Secondary Market for the Notes
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There May Not Be an Active Trading Market for the Notes – Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

P-7	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
Risks Relating to the Estimated Value of the Notes
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The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value that will be set forth on the cover page of the final pricing supplement for the Notes will not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, the referral fee and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do. The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities
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Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the Reference Assets that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the values of the Reference Assets, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with companies represented by the Reference Assets, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the values of the Reference Assets, and, therefore, the market value of the Notes.

Risks Relating to the Reference Assets
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An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets - Because foreign companies or foreign equity securities held by or included in the Reference Assets are publicly traded in the applicable foreign countries and are denominated in non-U.S. currencies, an investment in the Notes involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market

P-8	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
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Notes Linked to the Reference Assets Are Subject to Foreign Currency Exchange Rate Risk – The payment amount on the Notes may be calculated based on the EFA, and the prices of the applicable stocks are converted into U.S. dollars for purposes of calculating the level of the EFA. As a result, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies represented by the EFA. An investor’s net exposure will depend on the extent to which the currencies represented by the EFA strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented by the EFA. If, taking into account such weight, the dollar strengthens against such currencies, the value of the EFA will be adversely affected and the amount payable, if any, at maturity of the Notes may be reduced.

In addition, changes in the applicable exchange rates may affect the value of the euro, which is the currency in which the securities included in the SX5E are principally traded. Accordingly, changes in applicable exchange rates may adversely impact the level of the SX5E, which could reduce the return on the Notes.
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You Will Not Have Any Rights to the Securities Represented by the Reference Assets or the shares of the EFA – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included or held by the Reference Asset or the shares of the EFA would have. The Final Level of each Reference Asset will not reflect any dividends paid on the securities held by or included in the Reference Asset or the shares of the EFA, and accordingly, any positive return on the Notes may be less than the potential positive return on those securities or the shares of the EFA.

•
The EFA and Its Underlying Index Are Different — The performance of the EFA may not exactly replicate the performance of its underlying index, because the EFA will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of the EFA may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the EFA or due to other circumstances. The EFA may use futures contracts, options and swap agreements not included in its underlying index that the investment advisor of the EFA (the “Advisor”) believes will help the EFA track its underlying index.

During periods of market volatility, the EFA or its securities may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the EFA and the liquidity of the EFA may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the EFA. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the EFA. As a result, under these circumstances, the market value of shares of the EFA may vary substantially from the net asset value per share of the EFA . For all of the foregoing reasons, the performance of the EFA may not correlate with the performance of its underlying index as well as the net asset value per share of the EFA, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.
•
The EFA Is Subject to Management Risks — The EFA is subject to management risk, which is the risk that the Advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the Advisor may invest a portion of the EFA’s assets in securities not included in its underlying index but which the Advisor believes will help the EFA track its underlying index.

•
Adjustments to the EFA Could Adversely Affect the Notes — The Advisor is responsible for calculating and maintaining the EFA. The Advisor can add, delete or substitute the stocks comprising the EFA. The Advisor may make other methodological changes that could change the share price of the EFA at any time. If one or more of these events

P-9	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.
•
We Have No Affiliation with the Sponsor of the SX5E or the Sponsor of the EFA’s Underlying Index and Cannot Control the Actions Taken by Such Sponsor — Each of the sponsor of the SX5E and the sponsor of the EFA’s underlying index (the “Sponsors”) is not our affiliate and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Sponsors, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. Thus, the Sponsors may change the composition of its respective index, or the methodology used to calculate that index, at any time and have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Sponsors.

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We and Our Affiliates Do Not Have Any Affiliation with the Advisor and Are Not Responsible for its Public Disclosure of Information — We and our affiliates are not affiliated with Advisor in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the EFA. The Advisor is not involved in the offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the EFA that might affect the value of the Notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the Advisor or the EFA contained in any public disclosure of information. You, as an investor in the Notes, should make your own investigation into the EFA.

•
The Payment at Maturity Is Subject to Anti-dilution Adjustments — For certain corporate or organizational events affecting the EFA, the calculation agent may make adjustments to the terms of the Notes. However, the calculation agent will not make such adjustments in response to all events that could affect the EFA. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this document or the product prospectus supplement as necessary to achieve an equitable result.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments – The Payment at Maturity and the Valuation Date are subject to adjustment as to each Reference Asset as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and the section below, “Additional Terms Relating to the Index.”

P-10	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
INFORMATION REGARDING THE REFERENCE ASSETS
All disclosures contained in this document regarding the Reference Assets, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources prepared by the sponsors of the Reference Assets. That information reflects the policies of, and is subject to change by the applicable sponsor. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any Reference Asset or any successor to that Reference Asset.
iShares® MSCI EAFE ETF
All disclosures contained in this document regarding the EFA, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by iShares, Inc. (“iShares®”) and the sponsor of its underlying index, as applicable.
iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the iShares® MSCI EAFE ETF (the “EFA”). The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index, the MSCI EAFE Index. The EFA typically earns income from dividends from securities held by the EFA. These amounts, net of expenses and taxes (if applicable), are passed along to shareholders of the EFA as “ordinary income.” In addition, the EFA realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to their respective shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the EFA, you will not be entitled to receive income, dividend, or capital gain distributions from the EFA or any equivalent payments.
The shares of the EFA are issued by iShares, Inc., a registered investment company. The EFA trades on the NYSE Arca under the ticker symbol “EFA.” BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the EFA. Reports filed with the EFA relating to the EFA may be found on the SEC’s website at www.sec.gov. Information on that website will not be deemed to be included or incorporated by reference in this document.
BFA, as the investment advisor to the EFA, employs a technique known as representative sampling to track the MSCI EAFE Index. The EFA generally invests at least 80% of its assets in the securities of the MSCI EAFE Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI EAFE Index. The EFA may invest the remainder of its assets in securities not included in the MSCI EAFE Index, but which BFA believes will help the EFA track the MSCI EAFE Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI EAFE Index, as well as cash and cash equivalents, including shares of money market funds.
The MSCI EAFE Index (“MXEA”)
The MXEA (the “Index”) is intended to measure equity market performance in developed market countries, excluding the United States and Canada. The Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Index is comprised of companies in both the Large Cap Index and Mid Cap Index, as discussed in the section ” — Defining Market Capitalization Size Segments for Each Market” below. The Index currently consists of companies from the following developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the U.K.
The Index is sponsored by MSCI Inc. (the “Index Sponsor”). The Index Sponsor determines the composition and relative weightings of the component securities of the Index and publishes information regarding the market value of the Index. The Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices. MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets (“DM,” “EM,” and “FM,” respectively).

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Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	defining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and
•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts and certain income trusts in Canada, are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies, and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not eligible for inclusion, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not. Preferred shares that exhibit characteristics of equity securities are analyzed for eligibility by MSCI on a case by case basis. Stapled securities are considered eligible if each of the underlying components exhibit characteristics of equity securities.

•
Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) is classified in only one country. All securities in the Equity Universe classified into a Developed Market make up the DM Equity Universe, while all securities in the Equity Universe classified into an Emerging Market make up the EM Equity Universe. Additionally, all securities in the Equity Universe classified into a Frontier Market make up the FM Equity Universe.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by identifying eligible listings for each security in the equity universe and applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The global investable equity universe is the aggregation of all market investable equity universes. The Developed Market investable equity universe is the aggregation of all the market investable equity universes for developed markets.
A security may be listed in the country where it is classified (i.e. local listing) and/or in a different country (i.e. “foreign listing”). Securities may be represented by either a local or foreign listing. A security may be represented by a foreign listing only if:
•	The security is classified in a country that meets the Foreign Listing Materiality Requirement, and
•
The security’s foreign listing is traded on an eligible stock exchange of: a DM country if the security is classified in a DM country, a DM or an EM country if the security is classified in an EM country, or a DM or an EM or a FM country if the security is classified in a FM country.

If a country does not meet the Foreign Listing Materiality Requirement set forth in the index methodology, then securities in that country may not be represented by a foreign listing in the global investable equity universe.

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Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
The investability screens used to determine the investable equity universe in each market are as follows:
•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. This minimum full market capitalization is referred to as the Equity Universe Minimum Size Requirement. The Equity Universe Minimum Size Requirement applies to all companies in all markets, Developed and Emerging, and is derived as follows: first, the companies in the DM Equity Universe are sorted in descending order of full market capitalization and the cumulative coverage of free float-adjusted market capitalization of the DM Equity Universe is calculated at each company; second, when the free float-adjusted market capitalization coverage of 99% of the sorted Equity Universe is achieved, the full market capitalization of the company at that point defines the Equity Universe Minimum Size Requirement. The rank of each company by descending order of full market capitalization within the DM Equity Universe is noted, and will be used in determining the Equity Universe Minimum Size Requirement at the next rebalance.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that mitigates the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities, together with the three-month frequency of trading, are used to select securities with a sound long and short-term  liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters is required for inclusion of a security in a market investable equity universe of a Developed Market, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters is required for inclusion of a security in a market investable equity universe of an Emerging Market. Certain securities in the MSCI China Equity Universe are not eligible for inclusion in the market investable equity universe unless they meet additional requirements as described further in the index methodology Only one listing per security may be included in the market investable equity universe and priority rules described in the index methodology will be applied in instances when a security has two or more eligible listings that meet the above liquidity requirements. A stock-price limit of $10,000 has been set, thus securities with stock prices above $10,000 fail the liquidity screening. The stock-price limit applies only for non-constituents of the MSCI Global Investable Markets Indexes and does not apply to constituents of the MSCI Global Investable Market Indexes if the stock price surpasses the $10,000 threshold.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe. MSCI may make exceptions to this general rule in the limited cases where the exclusion of securities of a very large company would compromise the Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of an index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of an index review.

P-13	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
•
Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%. The index methodology applies an adjustment to securities within the market investable equity universe that have foreign room less than 25%.

•	Financial Reporting Requirement: this investability screen is applied at the company level.
Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
MSCI sets a minimum size cutoff for each size-segment in each market using a size range for all markets derived from a free float-adjusted target market capitalization of the global investable equity universe, together with a target free float-adjusted coverage range set within each individual market investable universe. The intersection of these ranges specifies a size and coverage target area. This is done for each of the three size-segment indexes, namely the Investable Market Index, the Standard Index, and the Large Cap Indexes.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size−segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indices, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Calculation Methodology for the Index
The performance of the Index is a free float weighted average of the U.S. dollar values of its component securities.

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Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London time.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)
Ongoing Event–Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including RBCCM, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index, or any successor to the Index.

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Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
Historical Information
The graph below sets forth the information relating to the historical performance of the EFA for the period from January 1, 2014 through April 15, 2024.
We obtained the information regarding the historical performance of the EFA in the graph below from Bloomberg Financial Markets, without independent verification.
iShares® MSCI EAFE ETF (“EFA”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-16	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
EURO STOXX 50® Index (“SX5E”)
The SX5E is a free-float market capitalization-weighted index of 50 European blue-chip stocks that is calculated in euros. The 50 stocks included in the SX5E trade in euros and are allocated, generally based on their country of incorporation and primary listing of the security, to one of the following Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Companies allocated to a Eurozone country but not traded in euros are not eligible for inclusion in the SX5E. The SX5E was created by STOXX Limited, a part of Deutsche Börse Group. The SX5E was first published on February 26, 1998, with a base value of 1,000 as of December 31, 1991. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this document.
Composition and Maintenance
The SX5E is composed of 50 component stocks of market sector leaders from within the 20 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The 20 supersectors from which stocks are selected for the SX5E are: Automobiles & Parts; Banks; Basic Resources; Chemicals; Construction & Materials; Consumer Products & Services; Energy; Financial Services; Food, Beverage & Tobacco; Health Care; Industrial Goods & Services; Insurance; Media; Personal Care, Drug & Grocery Stores; Real Estate; Retailers; Technology; Telecommunications; Travel & Leisure; and Utilities; although stocks from each of these supersectors are not necessarily included at a given time.
The composition of the SX5E is reviewed annually in September, based on the closing stock data on the last trading day in August. For each of the 20 EURO STOXX Supersector indices, eligible stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All stocks currently included in the SX5E are added to the selection list. All the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks.
Component changes are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Eurozone.
The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review. The free-float factor reduces the number of shares to the actual amount available on the market. All fractions of the total number of shares that are larger than or equal to 5% and whose holding is of a long-term nature are excluded from the index calculation.
Components are capped at a maximum weight of 10% quarterly.
Ongoing Maintenance
The selection list for the SX5E is updated on a monthly basis and is used to determine replacements for any stock deleted from the SX5E due to corporate actions. The selection list is determined based on data as of the last trading day of the previous month. Updates to free-float data applicable to selection lists are published on a quarterly basis in March, June, September and December.
Corporate actions (including mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
A deleted stock is replaced immediately to maintain the fixed number of 50 stocks. The replacement is based on the latest selection list that is updated monthly.

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Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
In case of merger and acquisition where an component stock is involved, the original stock is replaced by the new stock. If a stock is deleted from the SX5E in between the regular review dates but is still a component of the STOXX Regional TMI Index, then this stock will remain in the SX5E until the next regular review.
The component stocks of the SX5E are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month.
The component stocks of the SX5E are also subject to a “fast entry” rule. All stocks on the latest selection list and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.
In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies within the upper buffer (between 1 and 40) on the latest selection list. The spin-off replaces the lowest ranked stock as determined by the selection list. Qualifying spin-off stocks are added in sequence: The largest qualifying spin-off stock replaces the original stock in the index, and so on.
Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:
SX5E =	Free float market capitalization of the SX5E
Divisor
The “free float market capitalization of the SX5E” is equal to the sum of the products of the price, the number of shares, the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.
License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes. STOXX does not:
•	sponsor, endorse, sell, or promote the Notes;
•	recommend that any person invest in the Notes offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;
•	have any responsibility or liability for the administration, management, or marketing of the Notes; or
•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the Notes. Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

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Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

P-19	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
Historical Information
The graph below sets forth the information relating to the historical performance of the SX5E for the period from January 1, 2014 through April 15, 2024.
We obtained the information regarding the historical performance of the SX5E in the graph below from Bloomberg Financial Markets, without independent verification.
EURO STOXX 50® Index (“SX5E”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-20	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
ADDITIONAL TERMS RELATING TO THE INDEX
Unavailability of the Level of the SX5E
If the applicable index sponsor discontinues publication of the SX5E, and that index sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.
Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.
If a successor index is selected by the Calculation Agent, that successor index will be used as a substitute for that index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.
If the applicable index sponsor discontinues publication of the SX5E prior to, and that discontinuance is continuing on, any trading day on which the level of that index must be determined and the Calculation Agent determines, in its sole discretion, that no successor index is available at that time, then the Calculation Agent will determine the level of that index for the relevant date in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the index. Notwithstanding these alternative arrangements, discontinuance of the publication of the SX5E may adversely affect the value of the Notes.
If at any time the method of calculating a closing level for the SX5E or a successor index is changed in a material respect, or if that index is in any other way modified so that the index does not, in the opinion of the Calculation Agent, fairly represent the level of the index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to that index as if those changes or modifications had not been made. Accordingly, if the method of calculating the index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust the index in order to arrive at a value of that index as if it had not been modified (e.g., as if such split had not occurred).
Market Disruption Events Relating to the SX5E
As to the SX5E, a market disruption event means any event, circumstance or cause which we determine, and the Calculation Agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the Notes or to hedge our position in respect of the Notes, and more specifically includes the following events to the extent that they have such effect with respect to the SX5E:
•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of that index;
•	a suspension, absence or limitation of trading in futures or options contracts relating to that index on their respective markets;
•
any event that disrupts or impairs, as determined by the Calculation Agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of that index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that index on their respective markets;

•
the closure on any day of the primary market for futures or options contracts relating to that index or index components constituting 20% or more, by weight, of that index on a scheduled trading day prior to the scheduled

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weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;
•
any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of that index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that index are traded, fails to open for trading during its regular trading session; or

•
any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

Trading Day
As to the SX5E, a trading day with respect to the Notes means a day on which the principal trading market for that index is open for trading.

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Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
We will not attempt to ascertain whether any of the components of the Reference Assets (or, in the case of an ETF, any issuer of the shares that it holds) would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If the components of the Reference Assets (or, in the case of an ETF, any issuer of the shares that it holds) were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder. You should refer to any available information filed with the SEC and other authorities by the issuer of any Reference Assets (or, in the case of an ETF, any issuer of the shares that it holds) and consult your tax advisor regarding the possible consequences to you in this regard.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest, directly or indirectly, in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the Notes (for example, upon a Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Assets or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-23	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about April 30, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page of this document, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering, and may also pay a referral fee to a broker-dealer that is not affiliated with us in the amount set forth on the cover page.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM’s underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

P-24	RBC Capital Markets, LLC

Buffer Enhanced Return Notes Linked to the Lesser Performing of One Exchange Traded Fund and One Equity Index
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Assets. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be included in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount, the referral fee and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-25	RBC Capital Markets, LLC